Exhibit 4.3

AMERICAN POWER CONVERSION CORPORATION

2004 LONG-TERM INCENTIVE PLAN

1.                                      Definitions.

As used herein, the following words or terms have the meanings set forth below.

1.1                                 “Award” means Options, Restricted Stock, Performance Restricted Stock, Restricted Stock Units, Performance Restricted Stock Units, and any other equity-based interests as the Committee shall determine, or any combination thereof.

1.2                                 “Board of Directors” means the Board of Directors of the Company.

1.3                                 “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

1.4                                 “Committee” means the committee appointed by the Board of Directors to administer the Plan,  or the Board of Directors as a whole if no appointment is made, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of granting or approving the payment of any Awards.

1.5                                 “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.6                                 “Company” means American Power Conversion Corporation, a corporation established under the laws of The Commonwealth of Massachusetts.

1.7                                 “Fair Market Value” of a share of Common Stock for purposes of determining the exercise price per share of an Option shall be determined as of the date of grant or, if the prices or quotes discussed in this paragraph are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant.  If the Common Stock is publicly traded, “Fair Market Value” shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market.  If the Common Stock is not publicly traded, “Fair Market Value” shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

1.8                                 “Incentive Stock Option” means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

1.9                                 “Option” means a stock option entitling the holder to acquire shares of Common Stock, once vested, upon payment of the exercise price.

1.10                           “Participant” means a person who is granted an Award under the Plan.

1.11                           “Performance Award” means an Award granted by the Committee pursuant to Section 6.10.

1.12                           “Performance Criteria” means any, or any combination, of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof): sales; revenues; assets; expenses; income; margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments or other organizational changes; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of products or services; customer satisfaction or loyalty; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; business process or core competency metrics; and the performance of the Company in any of the items mentioned above in comparison to performance of any indexes or peer groups.  Performance Criteria and any Performance Goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

1.13                           “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Award that relates to one or more Performance Criteria.

1.14                           “Performance Period” means a time period which shall, in all cases, exceed three (3) months in length, during which the Performance Goals established in connection with Performance Awards must be met. Performance Periods may be subdivided into performance cycles of no less than three months.

1.15                           “Performance Restricted Stock” means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified Performance Goals.

1.16                           “Performance Restricted Stock Unit” means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified Performance Goals.

1.17                           “Plan” means the American Power Conversion Corporation 2004 Long-Term Incentive Plan, as from time to time amended and in effect.

1.18                           “Restricted Stock” means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions.

1.19                           “Restricted Stock Unit” means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions.

1.20                           “Service Relationship” means (a) for an employee of the Company or its Subsidiaries, such person’s employment relationship with the Company or its Subsidiaries, and (b) for a consultant, contractor, director or advisor of the Company or its Subsidiaries, such person’s consulting, contractor, director or advisory relationship with the Company or its Subsidiaries.

1.21                           “Stock Award” means an Award of Restricted Stock, Performance Restricted Stock, Restricted Stock Units, Performance Restricted Stock Units or other equity-based interest that is not an Option, or any combination thereof.

1.22                           “Subsidiary” or “Subsidiaries” means a corporation or corporations in which the Company owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

1.23                           “Ten Percent Stockholder” means any person who, at the time an Award is granted, owns or is deemed to own stock (as determined in accordance with Sections 422 and 424 of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or a Subsidiary.

2.                                      Purpose.

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards.

3.                                      Administration.

3.1                                 The Plan shall be administered by the Committee and, to the extent provided herein, the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee made by a majority of its members at a meeting at which a quorum is present shall constitute the valid acts of the Committee. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by all of the Committee members.

3.2                                 Subject to the provisions set forth herein, the Committee shall have full authority to determine the terms and conditions of Awards to be granted under the Plan. Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and of Awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings, and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

3.3                                 The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding on all concerned persons unless otherwise determined by the Board of Directors.

4.                                      Shares Subject to the Plan; Limitations.

4.1                                 Number of Shares.  The number of shares of Common Stock that may be delivered in satisfaction of Awards granted under the Plan (such shares are hereinafter referred to as the “Authorized Shares”) shall be equal to (a)  the number of shares of Common Stock that remain available for grant under the Company’s 1997 Stock Option Plan (the “1997 Plan”) as of the Effective Date (as hereinafter defined), plus (b) any shares of Common Stock underlying outstanding awards under the 1997 Plan that after the Effective Date (as hereinafter defined) expire or terminate without being exercised or that would otherwise again become available for issuance under the 1997 Plan , provided that in no event shall the number of Authorized Shares exceed 15,000,000.  The number of shares of Common Stock delivered upon exercise of an Award shall be determined without consideration of any Common Stock actually or constructively transferred by the Award holder to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

4.2                                 Reacquired Shares.  If Common Stock subject to any Award under the Plan is not issued or ceases to be issuable for any reason, including because the Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, the shares of Common Stock that were subject to that Award shall again be included in Authorized Shares.

4.3                                 Type of Shares.  Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan.

4.4                                 Limit on Shares for Awards.  No more than 1,000,000 Authorized Shares may be allocated to Awards that are granted to any individual Participant during any 12 month period.  This limit shall not be adjusted by the cancellation, forfeiture, termination, expiration, or lapse of any Award prior to its payment.

4.5                                 Limit on Shares for Restricted Stock and Restricted Stock Units.  Subject to Section 4.2, no more than fifty percent (50%) of the Authorized Shares may be issued to Participants pursuant to Awards of Restricted Stock or Restricted Stock Units.

5.                                      Eligibility and Participation.

The Committee may select Participants from among those (1) employees of the Company and its Subsidiaries, (2) non-employee Directors and (3) any consultants, contractors or advisors to the Company or its Subsidiaries, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. No officer, employee, non-employee Director, consultant, contractor, advisor, or Participant shall be entitled to receive any Award under the Plan unless and until such person has been designated by the Committee to be a Participant and such Participant has actually received such Award. The designation of a Participant to receive any Award under the Plan shall not require the Committee to designate that person to receive any other Award under the Plan. In selecting persons to be Participants and in determining the type and amount of their respective Awards, the Committee shall consider any and all factors that it deems relevant or appropriate. Eligibility for Incentive Stock Options is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.                                      Awards.

6.1                                 General.  The Committee will determine the terms and conditions of all Awards, subject to the limitations provided herein. Although the Plan also provides for the grant of Performance Awards under Section 6.10, notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, grant Awards under the Plan containing performance-related goals that do not constitute Performance Awards, do not comply with Section 6.10 and may not be granted or administered to comply with the requirements of Section 162(m) of the Code.

6.2                                 Participants.  From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those Participants to whom Awards are to be granted.

6.3                                 Award Agreements.  Each Award granted under the Plan shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

6.4                                 Non-Transferability of Awards.  No Award may be transferred by the Participant otherwise than by will, by the laws of descent and distribution and during the Participant’s lifetime the Award may be exercised only by him or her.

6.5                                 Exercise; Vesting; Lapse of Restrictions.  The Committee may determine the time or times at which (a) an Award will become exercisable, (b) an Award will vest or (c) the restrictions to which an Award is subject will lapse.

6.5.1                        Determination of the Exercise Price.  The Committee will determine the exercise price, if any, of each Award requiring exercise. Notwithstanding the foregoing, the exercise price per share of Common Stock for an Incentive Stock Option shall be not less than 100% (110% in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) of the Fair Market Value per share on the date the Incentive Stock Option is granted.

6.5.2                        Additional Conditions.  The Committee or the Board of Directors may at the time of grant condition the exercise of an Award upon agreement by the Participant to subject the Common Stock to any restrictions on transfer or repurchase rights in effect on the date of exercise. Any such conditions shall be set forth in the Award agreement or other document evidencing the Award.

6.5.3                        Manner of Exercise.  Any exercise of an Award shall be made in such manner as may be from time to time prescribed by the Committee, including, without limitation, pursuant to electronic, telephonic or other instructions to a third party administrating the Plan. In the event an Award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Award has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder until the Company is satisfied that the person or persons exercising the Award is or are the duly appointed executor or administrator of the deceased Participant or the person or persons to whom the Award has been transferred by the Participant’s will or by the applicable laws of descent and distribution.

6.5.4                        Payment of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following:  all payments will be by cash or check acceptable to the Committee, or, if permitted by the Committee (i) through the delivery of shares of Common Stock that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Committee, or (iii) by any combination of the foregoing permissible forms of payment, provided that where shares of Common Stock issued under an Award are part of an original issue of shares, the Award will require that at least so much of the exercise price as equals the par value of such shares be paid in a type of consideration that is lawful for the payment of par value under applicable law.

6.5.5                        Period of Awards.  An Award shall be exercisable during such period of time as the Committee may specify, but in the case of an Incentive Stock Option not after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date the Option is granted.

6.6                                 Termination of Awards.  Unless the Award by its terms or the Committee by resolution shall expressly provide otherwise:

6.6.1                        Vesting.  If a Participant’s Service Relationship terminates for any reason, all Awards shall cease vesting on the date of termination of the Participant’s Service Relationship (“Date of Termination”), provided that Awards vesting on the Date of Termination shall be considered to have vested.

6.6.2                        Options.  If a Participant’s Service Relationship terminates due to the Participant’s death or Disability,  all Options that are vested as of the Date of Termination may be exercised by the Participant, or in the case of death by the Participant’s executor or administrator or the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution, until the earlier of (a) the specified expiration date of the Option, or (b) one hundred eighty (180) days after the Date of Termination.  “Disability” means the disability of the Participant within the meaning of Section 22(e)(3) of the Code.  If a Participant’s Service Relationship terminates for any reason other than death or Disability, all Options that are vested as of the Date of Termination may be exercised by the Participant until the earlier of (a) the specified expiration date of the Option, or (b) ninety (90) days after the Termination Date.  The Committee shall also determine all matters relating to whether a Service Relationship is continuous, including, for example and without limitation, in the event the Service Relationship changes from an employment relationship to a consulting or advisory relationship.

6.6.3                        Notwithstanding anything in this Section 6.6 to the contrary, (i) no Award granted under the Plan may be exercised beyond the date on which such Award would otherwise expire pursuant to the terms thereof, and (ii) no Incentive Stock Option granted under the Plan may be exercised after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from the date the Incentive Stock Option was granted.

6.7                                 Tax Withholding.

6.7.1                        The Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or to make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Common Stock pursuant to the exercise of the Award. In the case of an Incentive Stock Option, the Committee may require as a condition of exercise that the individual exercising the Incentive Stock Option agree (i) to inform the Company promptly of any disposition (within the meaning of Section 422(a)(1) of the Code and the regulations thereunder) of Common Stock received upon exercise, and (ii) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

6.7.2                        In the case of an Award that is exercised by an individual that is subject to taxation in a foreign jurisdiction, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any tax or withholding requirement of that foreign jurisdiction (or to make other arrangements satisfactory to the

Company with regard to such taxes prior to the delivery of any Common Stock pursuant to the exercise of the Award).

6.8                                 Options.  Each eligible Participant who is also a United States taxpayer may be granted Incentive Stock Options only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company, such Incentive Stock Options do not violate the annual vesting limitation contained in Section 422(d) of the Code (currently $100,000, determined at the time the Incentive Stock Options is granted). Any Options granted to an employee in excess of such amount will not be treated as Incentive Stock Options.

6.9                                 Stock Awards.

6.9.1                        Rights as a Stockholder.  Subject to any restrictions applicable to an Award,  (a) a Participant holding Restricted Stock or Performance Restricted Stock, whether vested or unvested, shall be entitled to enjoy all stockholder rights with respect to such Restricted Stock or Performance Restricted Stock, including the right to receive dividends and to vote the shares and (b) with regard to Awards other than Restricted Stock and Performance Restricted Stock, a Participant may not vote the shares represented by an Award, but an Award may provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Common Stock subject to the Award (both before and after such Common Stock is earned or vested), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Common Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents.

6.9.2                        Stock Certificates; Legends.  Certificates representing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock may be held by the Company until the restrictions to which they are subject are satisfied.

6.10                           Performance Awards.

6.10.1                  Recipients of Performance Awards.  The Committee may grant Performance Awards to any Participant. Each Performance Award shall contain the Performance Goals for the Award, including the Performance Criteria, the target and maximum amounts payable, and such other terms and conditions of the Performance Award as the Committee in its discretion establishes. In the case of Performance Awards to any Participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the Performance Period or before payment of the Performance Award, each such Performance Award may, in the Committee’s discretion, be granted and administered to comply with the requirements of Section 162(m) of the Code. Each such Performance Award to a covered employee shall be confirmed by, and be subject to, a Performance Award agreement.

6.10.2                  Establishment of Performance Goals.  The Committee shall establish the Performance Goals for Performance Awards. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may not modify any Performance Goal during a Performance Period for any “covered employee” within the meaning of Section 162(m) of the Code in a way that could make it more likely that such Performance Goal would be achieved. The Performance Goals for any Performance Award for any such “covered employee” shall be established not later than 90 days after the start of the Performance Period to which the Performance Award relates and, for Performance Periods shorter than one year, prior to the completion of twenty-five percent (25%) of such period.

6.10.3                  No Discretion to Increase Performance Awards.  The Committee shall establish for each Performance Award the amount of Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals.

6.10.4                  Certification of Achievement of Performance Goals.  The actual payments of Common Stock to a Participant under a Performance Award will be calculated by applying the achievement of Performance Criteria to the Performance Goal. In the case of any Performance Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall make all calculation of actual payments of Common Stock and shall certify prior to the payment of the Performance Award the extent, if any, to which the Performance Goals have been met; provided, however, that the Committee shall not be required to certify the extent to which the Performance Goals have been met if the payments under the Performance Award are attributable solely to the increase in the price of the Common Stock.

6.10.5                  Timing of Payment of Performance Awards.  Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer the receipt of Performance Awards upon such terms as the Committee deems appropriate.

6.11                           Repricing.  Notwithstanding any other provision of the Plan (except for Section 7.1 relating to stock dividends, stock splits and changes in corporate structure or capitalization), the Committee shall not reprice any Option granted under the Plan without stockholder approval.

6.12                           Authority of the Committee.  Subject to the provisions of Section 9, the Committee shall have the authority, either generally or in any particular instance, to waive compliance by a Participant with any obligation to be performed by him under an Award and to waive any condition or provision of an Award.

6.13                           Listing of Common Stock, Withholding and Other Legal Requirements.  The Company shall not be obligated to deliver any Common Stock until all federal, state and international laws and regulations which the Company may deem applicable have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, until the stock to be delivered has been listed or authorized to be added to the list upon official notice of issuance to such exchange. In addition, if the shares of Common Stock subject to any Award have not been registered in accordance with the Securities Act of 1933, as amended, the Company may require the person or persons who wishes or wish to exercise such Award to make such representation or agreement with respect to the sale of Common Stock acquired on exercise of the Award as will be sufficient, in the opinion of the Company’s counsel, to avoid violation of said Act, and may also require that the certificates evidencing said Common Stock bear an appropriate restrictive legend.

7.                                      Effect of Certain Transactions.

7.1                                 Changes to Common Stock.  In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock that becomes effective after the Effective Date (as hereinafter defined), the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock for which Awards may thereafter be granted hereunder, (ii) the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and (iii) the exercise price of each Award, if applicable. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.1.

7.2                                 Acquisition, Merger or Consolidation.

7.2.1                        Consequences of an Acquisition.  Upon the consummation of an Acquisition, the Committee or the Board of Directors, or the board of directors of the surviving or acquiring entity (as used in this Section 7.2, the “Board”), shall, as to outstanding Awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards, whether vested or unvested, by the surviving or acquiring entity by substituting on an equitable basis for the shares of Common Stock then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock, whether vested or unvested, in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more Options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate, or provide that one or more Options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares of Common Stock subject to such Options over the exercise price thereof; provided, however, that before terminating any portion of an Option that is not vested or exercisable (other than in exchange for a cash payment), the Board must first accelerate in full the exercisability of the portion that is to be terminated.  Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to an Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions or risks of forfeiture.

7.2.2                        Acquisition Defined.  An “Acquisition” shall mean: (x) the sale of the Company by merger in which the stockholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or  (z) any other acquisition of the business of the Company, as determined by the Board.

7.2.3                        Assumption of Options Upon Certain Events.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof.  The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

8.                                      Rights to a Service Relationship.

Neither the adoption of the Plan nor any grant of Awards confers upon any employee, non-employee Director, consultant, contractor or advisor of the Company or a Subsidiary any right to the continuation of a Service Relationship with the Company or a Subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the Service Relationship of any of those persons at any time.

9.                                      Discontinuance, Cancellation, Amendment and Termination.

The Committee or the Board of Directors may at any time discontinue granting Awards under the Plan.  The Board of Directors or the Committee may at any time and in any way amend, suspend or terminate the Plan or any Award granted under the Plan; provided, however, that no such amendment, suspension or termination may materially impair any Award then outstanding without the consent of the holder of such Award; and provided further, however, that without the requisite vote of the Company’s stockholders, no amendment to the Plan may increase the number of shares available for issuance under the Plan. The amendment of an Award under this Section 9 may include, without limitation, the declaration by the Committee or the Board of Directors that any Options shall become immediately exercisable or vest in full or in part or that any Stock Awards shall be free of some or all restrictions, risks of forfeiture or conditions.

10.                               Effective Date.

The Plan will become effective automatically as of the date on which it is approved by the stockholders of the Company (the “Effective Date”) and unless the Plan is sooner terminated by the Committee or the Board of Directors, no Awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

11.                               Liability of the Company.

By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, any action taken or made under the Plan by the Company, including, without limitation, the Board of Directors and the Committee. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and any Award agreement related thereto. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents, shall be liable to any Participant or any other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an “incentive stock option” under Section 422 of the Code.

12.                               Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, it officers, the Board of Directors or the Committee be deemed to be a trustee of Common Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

13.                               Dispute Resolution and Governing Law.

Participants and the Company agree to resolve issues that may arise out of or relate to the Plan or the same subject matter by binding arbitration in Providence, Rhode Island in accordance with the rules of the American Arbitration Association. The Plan and Awards granted hereunder, including Award agreements, shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.                               Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.